Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Appoints Pamela K. Knous
Executive Vice President, Chief Financial Officer and Chief
Accounting Officer
     Fort Myers, FL - June 23, 2011 - Chico’s FAS, Inc. (NYSE: CHS) today announced that the company’s Board of Directors has appointed Pamela K. Knous to the position of Executive Vice President — Chief Financial Officer and Chief Accounting Officer. Ms. Knous assumes the principal finance, accounting, investor relations, and strategic planning responsibilities currently under the direction of Kent A. Kleeberger, who was appointed to the position of Executive Vice President — Chief Operating Officer in March 2011. Ms. Knous is expected to join the company on June 23, 2011 and will report directly to Chico’s FAS President and CEO, David F. Dyer.
Commenting on the appointment, Mr. Dyer said, “Pam Knous brings 20 years of retail finance experience to Chico’s FAS and will play a key role in our efforts to become a leading earnings growth company among specialty retailers.”
Ms. Knous, 57, served as Executive Vice President, Chief Financial Officer of SUPERVALU INC. from September 1997 to July 2010, where she was responsible for finance, accounting, information technology, strategic planning, investor relations, and its Bristol Farms operation. Before joining SUPERVALU, Ms. Knous was Executive Vice President, Chief Financial Officer and Treasurer of The Vons Companies, Inc., now part of Safeway Inc., and prior to that Ms. Knous was a partner in the Los Angeles office of KPMG Peat Marwick, the international audit, tax and advisory firm.
Ms. Knous currently serves as Audit Committee Chair of the National Board of the American Heart Association and has served on the board of The Tennant Company.
ABOUT CHICO’S FAS, INC.
The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,206 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
The Chico’s brand currently operates 598 boutique and 75 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.

White House | Black Market currently operates 354 boutique and 24 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
Soma Intimates is the Company’s developing concept with 141 boutique stores and 14 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.